Exhibit 99.1

Orbsat Corp Reports Record Third Quarter 2021 Financial Results

Company Reports Second Consecutive Quarter of Record Revenues Driven by

52.2% Increase in Net Sales

AVENTURA, FL – November 15, 2021 – Orbsat Corp (NASDAQ: OSAT, OSATW) (“Orbsat” or the “Company”), a global e-commerce provider of IoT and connectivity solutions through next-generation satellite technology, today announced record quarterly revenue for its third quarter ended September 30, 2021.

Financial highlights of the quarter ended September 30, 2021 include:

●	Net sales for the third quarter reached a record of $2,250,278, an increase of over 52% from the third quarter results of $1,475,393 reported in the comparable period in 2020. Driving the sales increase was continued strong global e-commerce demand for satellite-based communications, specifically IoT tracking and recurring revenue airtime services. Year-to-date, IoT satellite tracking sales have increased 109% and recurring revenue airtime services reached an all-time high.
●	Continuing strong demand in the UK, US and major European markets drove increased sales at the Company’s Global Telesat Communications Ltd. (“GTC”) unit in the U.K. by nearly 50% and at the Company’s US unit, Orbital Satcom Corp. (“OSC”), by nearly 60%.
●	The Company completed sales transactions in 107 countries including all 27 countries in the EU, all 50 US states, and many countries in Africa, Asia, the Middle East, and South America during the third quarter. It is notable that monthly sales in July, August, and September all reached record levels.
●	Gross profit margins for the nine months ended September 30, 2021 were 26% versus 24.1% reported in the same period ended September 30, 2020.
●	Net loss for the quarter ended September 30, 2021, was $2,305,549 compared to a net loss of $1,100,451 reported for the quarter ended September 30, 2020. The increased loss was primarily caused by non-cash charges related to stock-based compensation from the recruitment of senior management, costs associated with hiring additional employees, and continued investment in upgrades to the Company’s global information technology infrastructure required to support continued e-commerce expansion activities.
●	The Company ended the quarter with approximately $17.14 million in cash.

“Our record third quarter results reflect the continuation of the strong growth trends Orbsat has experienced across nearly every geographic market since the start of 2021. Orbsat’s sales performance is an impressive achievement as it comes during a time where global supply chain disruptions weigh heavily on the ability to secure inventory to sell,” said Charles M. Fernandez, Chairman and CEO of Orbsat.

David Phipps, President of Orbsat and CEO of Global Operations, added, “During the quarter, our team was able to effectively execute against our global e-commerce growth plan supported by additional capital raised earlier this year. Strong growth across nearly all our geographic markets was supported with additional product listings on international marketplaces and the launch of our latest B2B marketplace on Alibaba. As announced earlier this year, we continue to invest in the resources and talent needed to expand our global e-commerce platform, which we believe will be critical to continuing our growth in the face of ongoing global supply chain disruptions and semiconductor chip shortages that could limit our ability to secure sufficient inventory to fully meet customer demand.”

Operational highlights of the quarter ended September 30, 2021 include:

●	Completed the launch of our Alibaba storefront serving Business-to-Business customers throughout 197 countries and expanded Orbsat’s global e-commerce footprint with the initial launch of a new storefront in Brazil and several OSAT trademark-branded Amazon stores.
●	Executed new services and partner agreements with several satellite constellation operators for IoT tracking and remote connectivity services.
●	Added staff in management, sales, finance, marketing, and administrative functions across the organization to support anticipated growth of the Company’s e-commerce platform and operations.
●	Begun initial deployment of a new Enterprise Resource Planning system (“ERP”) to unify business operations, including centralized inventory management of Orbsat’s e-commerce storefronts and marketplaces. The new ERP infrastructure is expected to significantly streamline sales operations and facilitate a rapid and significant rollout of additional marketplaces and product listings beginning in 2022.

Mr. Fernandez concluded, “Our expanded team and Board of Directors are committed to transitioning Orbsat into a next-generation global e-Commerce platform company, enabling it to address additional revenue opportunities across multiple high-growth sectors including both tangible and digital assets. Subject to shareholder approval, we will re-brand our business as NextPlat Corp., reflecting our intent to expand our focus on core connectivity, IoT assets and capabilities with the addition of new business lines via acquisitions, joint venturing or partnerships.”

About Orbsat Corp

Orbsat provides services and solutions to fulfill the rapidly growing global demand for satellite-based voice, high-speed data, tracking and IoT connectivity services. Building upon its long-term experience providing government, commercial, military and individual consumers with Mobile Satellite Services, Orbsat is positioned to capitalize on the significant opportunities being created by global investments in new and upgraded satellite networks. Orbsat’s US and European based subsidiaries, Orbital Satcom and Global Telesat Communications, have provided global satellite connectivity solutions to more than 50,000 customers located in over 165 countries across the world.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional storefronts in various geographic locations, its ability to grow and expand as intended, the Company’s expectations of worldwide growth and public infrastructure spending, ability to raise additional capital to finance the Company’s operations, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, the Company’s ability to capitalize on its partnerships as well as other similar arrangements, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for Orbsat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net